UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2012

BioCryst Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23186	62-1413174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

(Address of Principal Executive Offices)

(919) 859-1302

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2012, BioCryst Pharmaceuticals, Inc. (the “Company”) entered into an employment letter agreement (the “Letter Agreement”) with Dr. Yarlagadda S. Babu, the Company’s Vice President, Drug Discovery. The Company offered the Letter Agreement to Dr. Babu to create consistency across Section 16 officers in the Company.

The term of Dr. Babu’s employment under the Letter Agreement will commence as of April 27, 2012 and will continue for a period of three years, unless earlier terminated in accordance with the provisions of the Letter Agreement. If Dr. Babu remains employed by the Company after April 27, 2015, the terms of his employment shall continue to be governed by the Letter Agreement unless otherwise provided by the Company’s Board of Directors. Pursuant to the terms of the Letter Agreement, Dr. Babu will receive a base salary of $331,540 per year, which will be reviewed annually by the Board of Directors. Dr. Babu also will be eligible to receive an annual incentive bonus based on a target amount of 30% of base compensation, and based on the Company’s achievement of performance-related goals for the applicable year. The Company will grant Dr. Babu additional long-term equity awards, consisting of a mix of stock options and restricted stock awards (each, an “Equity Award”). The actual Equity Award pool will be determined each year, with Dr. Babu’s individual Equity Awards based on his performance assessment and results against individual objectives. The Equity Awards will be granted under and subject to the terms of the Company’s Stock Incentive Plan. In the event of an Equity Award of stock options, 25% of such options shall be exercisable one year after the date of the grant and the balance will become exercisable at the rate of 25% upon the completion of each additional year of employment until fully vested on the fourth anniversary of the grant. Dr. Babu will be entitled to receive such other benefits and perquisites as are provided to other executive officers of the Company.

The Letter Agreement provides that if Dr. Babu is terminated without Cause (as defined in the Letter Agreement), he will be entitled to receive his base salary for one year after the termination date and the premium for continuation of health insurance coverage under COBRA until the earlier of six months following the termination date or until he commences employment with another entity (collectively, the “Termination Benefits”), subject to his signing a release of any and all claims and returning to the Company all of its property and confidential information. In the event of a Change of Control (as defined in the Letter Agreement), all of Dr. Babu’s equity awards will vest in full. If his employment is terminated without Cause or he is Constructively Terminated (as defined in the Letter Agreement) within six months after a Change of Control, he will be entitled to receive the Termination Benefits, subject to the same terms and conditions described above. In addition, if Dr. Babu remains an employee of the Company after the expiration of the three year term of the Letter Agreement and within six months thereafter he resigns as a result of a material and adverse change in the Company’s business, he will be entitled to receive the Termination Benefits, subject to the same terms and conditions described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2012	BioCryst Pharmaceuticals, Inc.

	By:	/s/ Alane Barnes
Alane Barnes
General Counsel, Corporate Secretary